PROSPECTUS SUPPLEMENT
(To Prospectus dated June 2, 1997)

                Morgan Stanley, Dean Witter, Discover & Co.

                             CURRENCY WARRANTS
                              INDEX WARRANTS
                          INTEREST RATE WARRANTS

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               As of May 31, 1997, Morgan Stanley Group Inc. ("Morgan
Stanley") merged with and into Dean Witter, Discover & Co. ("Dean Witter Discover") (the "Merger"). Dean Witter Discover continued as the successor corporation and changed its name to Morgan Stanley, Dean Witter, Discover & Co. (the "Company").

               Prior to the Merger, Morgan Stanley issued (i) Nikkei 225 Index Call Warrants Expiring August 15, 1997, entitling the holders thereof to receive from Morgan Stanley, upon exercise, an amount in cash determined by reference to increases in the Nikkei 225 Index ( the "Nikkei Warrants") and
(ii) AMEX Hong Kong 30 Index Call Warrants Expiring August 15, 1997, entitling the holders thereof to receive from Morgan Stanley, upon exercise, an amount in cash determined by reference to increases in the American Stock Exchange Hong Kong 30 Index (the "AMEX Warrants"). The Nikkei Warrants were issued pursuant to a Warrant Agreement, dated as of August 21, 1995, among Morgan Stanley, The Chase Manhattan Bank, as warrant agents and Morgan Stanley & Co. Incorporated, as determination agent (the "Nikkei Warrant Agreement"). The AMEX Warrants were issued pursuant to a Warrant Agreement, dated as of October 10, 1995, among Morgan Stanley, The Chase Manhattan Bank, as warrant agents and Morgan Stanley & Co. Incorporated, as determination agent (the "AMEX Warrant Agreement"). In connection with the Merger and immediately upon the effectiveness thereof, the Company assumed all of the obligations of Morgan Stanley under the Nikkei Warrant Agreement and the AMEX Warrant Agreement.

               Morgan Stanley & Co. Incorporated ("MS&Co."), Morgan Stanley & Co. International Limited ("MSIL"), Dean Witter Reynolds Inc. ("DWR") and Dean Witter International Ltd. ("DWIL") are wholly owned subsidiaries of the Company. This Prospectus Supplement and (i) the accompanying Prospectus of Morgan Stanley setting forth the general terms of the Nikkei Warrants or the AMEX Warrants, as applicable, (ii) the accompanying Prospectus Supplement of Morgan Stanley, setting forth the specific terms of the Nikkei Warrants or the AMEX Warrants, as applicable, and (iii) the accompanying Prospectus of the Company, setting forth information about the Company, may be used by MS&Co., MSIL, DWR, DWIL and other affiliates of the Company to offer and sell previously issued Nikkei Warrants or AMEX Warrants, as applicable, in connection with market-making transactions in the course of their businesses as broker-dealers. Sales of the Nikkei Warrants or the AMEX Warrants, as applicable, if any, will be made at varying prices related to prevailing market prices at the time of sale or otherwise. MS&Co., MSIL, DWR, DWIL and such other affiliates may act as a principal or agent in such transactions. None of MS&Co., MSIL, DWR, DWIL or any such other affiliates are obligated to make a market and may discontinue any market-making activities at any time without notice.

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THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
        REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                        MORGAN STANLEY DEAN WITTER

June 2, 1997